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                         November 27, 2020

       Tim Burns
       Chief Financial Officer
       Ideal Power Inc.
       4120 Freidrich Lane
       Suite 100
       Austin, Texas, 78744

                                                        Re: Ideal Power Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 20,
2020
                                                            File No. 333-250844

       Dear Mr. Burns:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Asia
Timmons-Pierce at 202-551-3754 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Manufacturing